Exhibit 99.1

KONA GRILL

Kona Grill Announces New $20 Million Credit Agreement

SCOTTSDALE, AZ, April 19, 2013 - Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, announced today that it has entered into a new four-year $20 million credit facility with KeyBank National Association and Stearns Bank National Association (collectively, the "Lenders"). The new facility replaces an existing $6.5 million credit line and term loan.

"We are excited to complete this new facility which will provide us with capital to execute our growth strategy," said Berke Bakay, president and CEO of Kona Grill. "We were able to more than triple the size of our existing facility, while lowering the interest rate and increasing flexibility with this facility. With our existing cash on hand, available borrowings under the new facility, and cash flow from operations, we believe we are well positioned to achieve our growth plans in the next several years. Our team would like to thank KeyBank and Stearns Bank for their partnership in this facility."

The new facility allows for available borrowings of $20.0 million compared to $6.5 million under the old facility. The new facility bears interest between 3.0% and 3.5% over LIBOR, dependent upon the company's leverage ratio, compared to an interest rate of 4.95% under the old facility. The facility is secured by the assets of the Company and has a four-year term with an option to extend the term for one year upon the Lenders' consent.

About Kona Grill
Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio); and Virginia (Richmond). For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Cody Slach
Tel 1-949-574-3860
KONA@liolios.com